Exhibit 1

Cemex announces CEO transition

•	CEO Fernando A. González has decided to retire after a successful career of over 35 years at Cemex

•	Jaime Muguiro, current President of Cemex USA, has been appointed as new CEO

•	Changes to become effective April 1, 2025

Monterrey, Mexico. February 10, 2025– Cemex announced today that its CEO, Fernando A. González, has decided to retire after a successful career of over 35 years in the company. The Cemex Board of Directors has appointed Jaime Muguiro as new CEO; these changes will become effective April 1, 2025.

“I want to thank Fernando for his immense contributions to Cemex for the past 35 years,” says Cemex Chairman of the Board of Directors, Rogelio Zambrano. “In over a decade as CEO, Fernando has led Cemex to great success, and he will leave us with a company that is an industry leader in sustainability, innovation, and digitalization to better serve our customers. Cemex has also regained its investment-grade ratings and is poised for continued growth. I am confident that Jaime is the right person to lead Cemex, and that his experience, vision, and expertise will serve the company well as we work to provide even more value for all our stakeholders.”

“My career at Cemex, especially my time as CEO, has been the most rewarding part of my professional life; serving our customers, employees, and stockholders has been a privilege and an honor.” says Fernando A. González. “I am grateful to Rogelio and the Board of Directors for their trust and support over the years, and I am very proud of the great work the Cemex team has done to keep this company at the forefront of the building materials industry. Having worked alongside Jaime for over two decades, I know his dedication, leadership, and business acumen will be key to an even better future for Cemex.”

Jaime Muguiro joined Cemex in 1996 and has held several executive positions in the Strategic Planning, Business Development, Ready-Mix Concrete, Aggregates, and Human Resources areas. He has headed several regional operations for Cemex, including the Mediterranean, South, Central America and the Caribbean, and most recently serves as President of Cemex in the United States. He also served as CEO of Cemex Latam Holdings, which was a publicly listed company.

“I thank Rogelio and the Board of Directors for their trust, and Fernando for his guidance and leadership, both of great inspiration to me,” says Jaime Muguiro. “I am looking forward to this challenge and to collaborating with our customers, employees, and stakeholders to continue building a better future and ushering in a new era of sustainable construction.”

About Cemex

Cemex is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations - New York

Blake Haider

+1 (212) 317-6011

ir@cemex.com

Analyst and Investor Relations - Monterrey

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

Jorgeluis.perez@cemex.com

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